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                                                                     EXHIBIT 4.1









                         REAL GOODS TRADING CORPORATION

                           SECOND AMENDED AND RESTATED

                        FISCAL 1993 STOCK INCENTIVE PLAN



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.    Name and Purpose...................................................     1

2.    Definitions........................................................     1

3.    Administration of the Plan.........................................     2

4.    Stock Subject to the Plan..........................................     3

5.    Eligibility........................................................     3

6.    The Option Price...................................................     4

7.    Terms and Conditions of Options....................................     4

8.    Terms and Conditions of Stock Bonuses..............................     5

9.    Use of Proceeds....................................................     6

10.   Amendment, Suspension or Termination of the Plan...................     6

11.   Assignability......................................................     6

12.   Investment Purpose.................................................     7

13.   Indemnification....................................................     7

14.   Miscellaneous......................................................     8



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                         REAL GOODS TRADING CORPORATION
                           SECOND AMENDED AND RESTATED
                        FISCAL 1993 STOCK INCENTIVE PLAN


         1.       Name and Purpose.

                  1.1 This plan is the REAL GOODS TRADING CORPORATION SECOND AMENDED AND RESTATED FISCAL 1993 STOCK INCENTIVE PLAN, hereinafter referred to as the "Plan."

                  1.2 The purpose of the Plan is to provide incentives to employees, officers, directors, and consultants of the Company for efforts and achievements on behalf of the Company. Under the Plan, eligible employees, officers, directors and consultants may be awarded Stock Bonuses, and may be given an opportunity to purchase shares of the Stock of the Company pursuant to options which may or may not be designated as "incentive stock options" under
Section 422 of the Code (as defined below). Prior to February 10, 1994, this Plan was intended to comply with the provisions of Rule 701 promulgated under the Securities Act of 1933 (the "Act") pursuant to which certain offers and sales are exempt from the provisions of Section 5 of the Act by virtue of
Section 3(b) of the Act.

         2. Definitions. For purposes of interpreting the Plan and related documents, the following terms shall have the meanings set forth below.

                  2.1 "Affiliates." Parent or subsidiary corporations of the Company as such terms are defined for purposes of Section 422 of the Code.

                  2.2  "Board."  The Board of Directors of the Company.

                  2.3  "Board Member."  A member of the Board

                  2.4  "Code."  The Internal Revenue Code of 1986, as amended.

                  2.5 "Company." Real Goods Trading Corporation, a California corporation and its Affiliates, if any.

                  2.6 "Disability." A disability which prevents Optionee from performing duties on behalf of the Company as such term is defined in Section 22(e)(3) of the Code.

                  2.7 "Expiration Date." The last day on which an Option may be exercised, subject to the provisions of Section 7.6 of this Plan which provides for expiration of Options prior to the Expiration Date in the event of termination of Optionee's employment, or cessation of Optionee's consulting arrangement or status as a member of the Board of the Company prior to the Expiration Date.

                  2.8 "Fair Market Value." A value for each share of Stock determined as follows: If the Stock is listed on the Pacific, American or New York Stock Exchange or the NASDAQ National Market System, the mean of the high and low sale prices of the Stock on such Exchange


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as of the effective date of the Fair Market Value determination, or, if there was no trading on that date, on the last date on which there was trading, may be considered to be the Fair Market Value of such Stock. During such time as the Stock is not listed on any of the aforesaid Exchanges or the NASDAQ National Market System and is publicly traded, its Fair Market Value may be considered to be the mean between the closing bid and asked quotations in the over-the-counter market on the determination date, as reported by the National Association of Securities Dealers, Inc. Where, however, the Stock is not publicly traded or listed or such market quotations are unavailable or not reflective of actual transactions, or where they do not, in the opinion of the Board of Directors, accurately reflect the true value of the Stock, the Board may use any method it deems reasonable to ascertain the Fair Market Value of the Stock.

                  2.9 "Grant Date." The date on which the Board takes effective action to grant an Option hereunder or to grant a Stock Bonus hereunder unless the Board specifies a later Grant Date on which the Board's action is to be effective.

                  2.10 "Incentive Stock Option." An option which qualifies for tax treatment under Section 422 of the Code.

                  2.11 "Option." Any right to purchase one or more shares of Stock pursuant to this Plan.

                  2.12 "Optionee." Any recipient of a grant of an Option.

                  2.13 "Option Period." The period commencing on the Grant Date and ending on the Expiration Date during which an Option may be exercised, subject to vesting provisions included in the Stock Option Agreement or earlier expiration of the Option pursuant to Section 7.6 of this Plan.

                  2.14 "Option Price." The purchase price for each share of Stock subject to an Option.

                  2.15 "Recipient." Any recipient of a grant of a Stock Bonus.

                  2.16 "Restricted Stock Agreement." The written notice and agreement provided by the Company to each Recipient setting forth the terms of a Stock Bonus.

                  2.17 "Stock." The common stock of the Company.

                  2.18 "Stock Bonus." Stock transferred to a Recipient in exchange for cash paid or services rendered by Recipient or in exchange for cash or cash equivalent consideration at a discount determined by the Board, other than Stock transferred pursuant to an Option.

                  2.19 "Stock Option Agreement." An agreement evidencing the grant of an Option hereunder and the terms of the Option so granted.

         3.       Administration of the Plan.

                  3.1   The Plan shall be administered by the Board.


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                  3.2   The Board shall administer the Plan in accordance with
the requirements of the Regulations promulgated under the California Corporate Securities Law of 1968, including without limitation, Sections 260.140.41 and
260.140.42 thereof.

                  3.3 The Board may from time to time determine which employees, officers, directors or consultants of the Company shall be granted Options under the Plan, the terms and conditions thereof, and the number of shares for which an Option or Options shall be granted.

                  3.4 The Board may from time to time determine which employees, officers or directors of the Company shall be granted Stock Bonuses under the Plan, the terms and conditions thereof, and the number of the shares to be granted.

                  3.5 The Board is authorized to establish such rules and regulations consistent with provisions of the Plan as it may deem appropriate for the proper administration of the Plan, and to make such interpretations of and determinations under the Plan, and to take such steps in connection with the Plan or the Options granted thereunder as it may deem necessary or advisable. The interpretation by the Board of any provision of the Plan or any Option granted pursuant thereto shall be final, binding and conclusive.

         4.       Stock Subject to the Plan.

                  4.1 Options and Stock Bonuses may be granted under the Plan from time to time to employees, officers, directors or consultants of the Company for an aggregate of not more than 600,000 shares of Stock. If an Option is surrendered for any reason (except for exercise), or otherwise ceases to be exercisable in whole or in part, the shares of Stock which were subject to such Option but as to which the Option had not been exercised shall continue to be available for grant under the Plan.

                  4.2 If there is any change in the Stock subject to the Plan or in the Stock subject to any Option granted hereunder, through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend, or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Board in the aggregate number of shares of Stock subject to the Plan and in the number of shares of Stock and the Option Price subject to outstanding Options in order to preserve, but not to increase, the benefits of the Optionee.

                  4.3 If the Company is not a surviving corporation following any merger, consolidation, or reorganization, the Board shall (i) make arrangements with the successor corporation (or its affiliate) for assumption of outstanding Options or substitution of equivalent Options by such successor corporation, or (ii) terminate the exercisability of outstanding unexpired Options. If Options are assumed or substituted, the Board shall have authority to make arrangements with the successor corporation which shall be binding on Participants for substitution of new Options for any unexpired Options granted under this Plan.

         5.       Eligibility.

                  Persons eligible for grant of Options or grant of Stock Bonuses provided for by the Plan are such employees, officers, directors, and consultants of the Company as the Board shall designate from time to time. Persons who are not employed as regular salaried officers or


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employees of the Company (including members of the Board of the Company who are not regular salaried employees and consultants) are not eligible to receive Options intended to qualify as Incentive Stock Options.

         6.       The Option Price.

                  The Option Price of the Stock covered by each Option intended to qualify as an Incentive Stock Option shall not be less than the Fair Market Value of such Stock on the Grant Date. The Option Price for Options not intended to qualify as Incentive Stock Options shall not be less than 85% of the Fair Market Value of such Stock on the Grant Date. If any Option, whether or not designated as an Incentive Stock Option, is granted to a person possessing, as of the Grant Date, more than 10% of the outstanding Stock (or the outstanding voting stock of any Affiliate), the Option Price shall not be less than 110% of the Fair Market Value of the Stock on the Grant Date. Such prices shall be subject to adjustment as provided in Section 4.2 hereof.

         7.       Terms and Conditions of Options.

                  7.1 Each Option granted pursuant to the Plan shall be evidenced by a Stock Option Agreement executed by the Company and the Optionee. If an Optionee fails to execute a Stock Option Agreement within the time prescribed by the Board, the Option evidenced thereby shall become void and of no effect.

                  7.2 The Option Period of each Option shall be for no more than ten years from the Grant Date; provided, however, that the Option Period of any Option designated as an Incentive Stock Option granted to any person possessing, as of the Grant Date, more than 10% of the outstanding Stock (or the outstanding voting stock of any Affiliate), shall be no more than five years from the Grant Date.

                  7.3 Payment of the exercise price upon exercise of any Option granted under this Plan shall be made in cash, check or money order, in the amount of the applicable Option Price multiplied by the number of shares of Stock subject to such exercise; provided, however, that the Board, in its sole discretion, may provide that an Optionee may pay the Option Price in whole or in part with shares of Stock or notes by expressly permitting such payment in the Stock Option Agreement. Any notes used to exercise Options shall be full recourse, interest-bearing obligations containing such terms as the Board shall determine. Any Stock used to exercise Options shall be valued at its Fair Market Value on the date of exercise of the Option.

                  7.4 An Option granted under this Plan shall be treated as an Incentive Stock Option only to the extent that the aggregate Fair Market Value of all Stock with respect to which Incentive Stock Options first become exercisable during a calendar year does not exceed $100,000. For purposes of this provision, all Incentive Stock Options outstanding under any plan of the Company shall be aggregated, and Fair Market Value of Stock subject to Options shall be determined as of the Grant Date of the respective Options.

                  7.5 The Stock Option Agreement shall provide for vesting of rights to exercise the Option with respect to not less than 20% of the Stock subject to such Option per year for each full year following the Grant Date.



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                  7.6   Unless otherwise specified in the Stock Option
Agreement, in the case of an Optionee who is an employee of the Company, in the event of termination of Optionee's employment, the Option Period shall end on the earliest of (i) the Expiration Date, (ii) the date one year after the date of Optionee's termination by reason of Optionee's death or Disability, or (iii) three months after the date of Optionee's termination for any other reason. In no event shall the Stock Option Agreement provide for early termination of the Option Period less than six (6) months following termination by reason of death or Disability or less than 30 days for any other reason; provided, however, that the Option Period shall in all circumstances expire no later than ten (10) years from the date of grant regardless of the amount of time passing from the event causing termination.

                  7.7 The Stock Option Agreement shall require Optionee to make satisfactory provision for withholding of any required federal or state withholding taxes with respect to the Option.

                  7.8 The Stock Option Agreement may contain such other terms, provisions, and conditions as may be determined by the Board (not inconsistent with this Plan) including, without limitation, provisions for repurchase of Stock purchased pursuant to exercise of Options under terms permitted by
Section 260.140.41(k) of the Regulations promulgated under the California Corporate Securities Law of 1968 or provisions imposing, as a condition of exercise of the Option, transfer restrictions or rights-of-first refusal complying with any applicable provision of such Regulations.

         8.       Terms and Conditions of Stock Bonuses.

                  8.1 Stock transferred pursuant to a Stock Bonus may be transferred in exchange for cash paid or services rendered by the Recipient or in exchange for payment of cash or cash equivalent consideration discounted below Fair Market Value as determined by the Board.

                  8.2 Each Stock Bonus granted pursuant to the Plan shall be evidenced by execution of a Restricted Stock Agreement by the Recipient and the Company. The Restricted Stock Agreement will set forth the terms of the Stock Bonus, including, without limitation: (a) a vesting provision which shall be at the rate of not less than 20% per year for each full year following the Grant Date; (b) the cash price, if any, to be paid for the Stock.

                  8.3 As a condition of receiving any Stock Bonus granted hereunder, Recipient must:

                        (a) execute the Restricted Stock Agreement in the form provided by the Company and deliver it to the Company; and

                        (b) make satisfactory provision with the Company for the withholding, by payment of cash or by withholding from Recipient's salary, of any federal or state taxes required by law to be withheld with respect to a Stock Bonus.

                  8.4 The Restricted Stock Agreement may contain such other terms, provisions, and conditions as may be determined by the Board (not inconsistent with this Plan) including, without limitation, provisions for forfeiture or repurchase of Stock received pursuant to a Stock Bonus under terms permitted by Section 260.140.42(h) of the Regulations promulgated under the California Corporate Securities Law of 1968 or provisions imposing, as a condition of receiving a Stock Bonus,


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transfer restrictions or rights-of-first refusal complying with any applicable provisions of such Regulations.

                  8.5 As soon as practicable after satisfaction of the conditions, if any, set forth in the Plan and in the Restricted Stock Agreement, the Company shall, without transfer or issue tax and without any other incidental expense to Recipient, issue the shares of Stock. Notwithstanding the foregoing, the Company may retain any share certificate evidencing a grant of a Stock Bonus but shall deliver a receipt for such certification to the Recipient. The Recipient may report such share certificate(s) when the Stock Bonus is fully vested. If a Recipient fails to meet the terms set forth in the Restricted Stock Agreement within 30 days after the date of delivery of the Restricted Stock Agreement to Recipient, the Stock Bonus shall be void and of no effect.

         9.       Use of Proceeds.

                  Cash proceeds realized from the sale of Stock pursuant to Options or Stock Bonuses granted under the Plan shall constitute general funds of the Company.

         10.      Amendment, Suspension or Termination of the Plan.

                  The Board may at any time suspend or terminate the Plan, and may amend it from time to time in such respects as the Board may deem advisable; provided, however, except as provided in Section 4.3 hereof, the Board shall not amend the Plan in the following respects without the consent of stockholders then sufficient to approve the Plan in the first instance: (a) to increase the maximum number of shares subject to the Plan; (b) to change the designation or class of employees eligible to receive options under the Plan.

                  No Option or Stock Bonus may be granted during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the Optionee's consent, alter or impair any rights or obligations under any Option theretofore granted under the Plan. This Plan shall terminate on June 10, 2002 unless previously terminated by the Board pursuant to this Section 10.

         11.      Assignability.

                  11.1 Except as provided below, each Option granted pursuant to this Plan shall, during Optionee's lifetime, be exercisable only by Optionee, and neither the Option nor any right thereunder (including any stock appreciation right) shall be transferable by Optionee by operation of law or otherwise other than by will or the laws of descent and distribution, and shall not be pledged or hypothecated (by operation of law or otherwise) or subject to execution, attachment or similar processes. Notwithstanding anything to the contrary herein, if permitted by the terms of the applicable Stock Option Agreement, nonqualified Options (i.e., Options other than Incentive Stock Options) may be transferred by an Optionee to the following Permitted
Transferees: (a) to a testamentary trust whose only life or term beneficiary consists of a spouse and/or issue of an Optionee and whose ultimate remainder interest is distributable only to the issue or spouse of an Optionee; and (b) by inter vivos gift or other transfer to a trust for the benefit of an Optionee, an Optionee's issue and/or spouse of an Optionee, provided that the ultimate remainder interest is distributable only to the issue or spouse of an Optionee (cumulatively, subparagraphs (a) and (b) shall be referred to as "Permitted Transfers" and such persons or entities as "Permitted Transferees").


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For purposes of this Plan, the term "issue" shall include natural children or issue, or any adopted children or issue, provided that the adopted child was a minor living with the adopting parent at the time of the adoption. Any Permitted Transferee to whom a nonqualified Option is transferred shall hold such nonqualified Option and the Option Stock subject to all of the terms of this Plan and the applicable Stock Option Agreement.

                  11.2 Any right granted pursuant to a Stock Bonus granted hereunder shall not be transferable by Recipient by operation of law or otherwise.

         12.      Investment Purpose.

                  At the time of exercise of any Option or grant of any Stock Bonus, the Board may, if it deems it necessary or desirable for any reason connected with any securities law or regulation, require, as a condition to the issuance of any Stock to Optionee or Stock Bonus to Recipient, that Optionee or Recipient represent in writing to the Company, on the Company's then standard form used for that purpose, that it is Optionee's intention to acquire the Stock for investment and not with a view to the distribution thereof or that Optionee or Recipient agree to any other appropriate restriction on transfer of the Stock. In the event such a representation is required and made, no Stock shall be issued unless and until the Company is satisfied with the correctness of such representation and, in such event, the Board may require that a legend be placed on the certificates evidencing any Stock to be issued which legend shall disclose the existence of an investment representation and such further restrictions on transfer as may be imposed to comply with applicable laws as the Board may deem appropriate to protect the interest of the Company. The Company may also retain all Stock issued and/or legend the Stock in each case to assure implementation of the Company's right to repurchase the Stock which may be referred to in the Restricted Stock Agreement.

         13.      Indemnification.

                  13.1 Each Board Member shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such Board Member in connection with or resulting from any claim, action, suit or proceeding to which the Board Member may be a party or in which the Board Member may be involved by reason of any action taken or failure to act under this Plan, and against and from any and all amounts paid by the Board Member (with the Company's written approval) in the settlement thereof, or paid by the Board Member in satisfaction of a judgment in any such action, suit or proceeding except a judgment in favor of the Company based upon a finding of the Board Member's bad faith; subject, however, to the conditions that upon the institution of any claim, action, suit or proceeding against the Board Member, the Board Member shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before the Board Member undertakes to handle and defend it on the Board Member's own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power the Company may have to indemnify the Board Member or hold the Board Member harmless.

                  13.2 Each Board Member and each officer and employee of the Company or any Affiliate shall be fully justified in relying or acting upon any information furnished in connection with the administration of this Plan by any person or persons other than an Optionee or a Stock


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Bonus Recipient. In no event shall any person who is or shall have been a Board
Member, or an officer or employee of the Company, be liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including furnishing of information) taken or any failure to act, if in good faith.

         14.      Miscellaneous.

                  14.1 The validity, interpretation and effect of this Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of California.

                  14.2 Neither the grant of an Option to any Optionee under this Plan nor the grant of a Stock Bonus to any Recipient under this Plan shall give such Optionee or Recipient any right, or imply that Optionee or Recipient has any right, to be retained in the employ or service of the Company, and the right and power of the Company to discharge any such person shall not be affected by such grant. No Recipient, Optionee, or any person entitled to exercise an Option under this Plan shall have any of the rights of a shareholder with respect to the shares of Stock subject to an Option or subject to a Stock Bonus except to the extent Stock Certificates have been issued. No person shall have any right or claim whatever, directly, indirectly, or by implication, to receive an Option or Stock Bonus nor any expectancy thereof, unless and until an Option or Stock Bonus in fact shall have been granted to such person by the Board as provided herein. The grant of an Option or Stock Bonus shall not create any right or implication that any other or further Option or Stock Bonus may or shall be granted at another time. Each Option hereunder and each Stock Bonus hereunder shall be separate and distinct from every other Option or Stock Bonus and shall not be considered part of any continuing series.

                  14.3 The Company shall provide to each Optionee under this Plan financial information (including a balance sheet, management's discussion and analysis of financial condition and statement of profit and loss) regarding the Company on at least an annual basis during the period such Optionee's Option is outstanding.

                  14.4 This Plan shall be submitted to the Company's shareholders for approval within 12 months of the date of the Board's adoption hereof. Any Options or Stock Bonuses granted hereunder prior to the date the Shareholders approval of the Plan shall be made expressly subject to rescission in the event the Shareholders fail to approve the Plan within such 12 month period.

                                   END OF PLAN




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